EX-99.28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Jacob Funds Inc. and to the use of our report dated October 27, 2010 on the financial statements and financial highlights as of and for the year or period ended August 31, 2010 of Jacob Internet Fund, Jacob Wisdom Fund and Jacob Small Cap Growth Fund (each a series of shares of Jacob Funds Inc.).     Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

    BBD, LLP

Philadelphia, Pennsylvania
December 27, 2010